Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Dennis Bowe
Vice President and
Chief Financial Officer
414-247-3399
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2023 SECOND QUARTER
OPERATING RESULTS

Milwaukee, Wisconsin – February 2, 2023 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended January 1, 2023.

Net sales for the second quarter ended January 1, 2023 were $113.2 million, compared to net sales of $112.9 million for the second quarter ended December 26, 2021. Net loss was $1.8 million in the current year second quarter, compared to net income of $3.4 million in the prior year second quarter.  Diluted loss per share for the current year second quarter was $0.47 compared to diluted earnings per share of $0.87 in the prior year second quarter.

For the six months ended January 1, 2023, the Company’s net sales were $233.5 million compared to net sales of $213.2 million in the prior year six-month period.  Net loss during the current year six-month period was $1.7 million compared to a net income of $3.5 million during the prior year six-month period. Diluted loss per share was $0.44 during the six-month period ended January 1, 2023 compared to diluted earnings per share of $0.89 during the six-month period ended December 26, 2021.
Profitability for both the current year quarter and for the six-month period ended January 1, 2023 was negatively impacted by higher inflationary costs of materials, labor and shipping rates compared with that for the respective prior year periods.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	January 1, 2023	December 26, 2021

General Motors Company	$35.5	$31.1
Ford Motor Company	22.2	21.1
Stellantis	17.0	23.1
Tier 1 Customers	16.1	15.6
Commercial and Other OEM Customers	13.1	16.1
Hyundai / Kia	9.3	5.9
TOTAL	$113.2	$112.9

Overall net sales were stable for the current quarter relative to the prior year quarter.  Sales to General Motors Company, Ford Motor Company and Hyundai/Kia were positively impacted in the current year quarter due to higher vehicle production volumes resulting from improved global semiconductor chip availability relative to the prior year quarter.  Specifically, sales growth to General Motors Company in the current year quarter was attributed to higher production volumes of their GM and Chevrolet pickup trucks and SUVs. Sales to Hyundai / Kia increased quarter-over-quarter due to higher levels of production of the Kia Carnival minivan in the current year quarter as compared to the prior year quarter. The decrease in sales to Stellantis resulted primarily from its plant shutdowns in the quarter, which reduced production volumes compared to the prior year quarter.  Sales to Commercial and Other OEM Customers, which are comprised of aftermarket products and vehicle access control products, such as latches, fobs, driver controls and door handles, declined in the current year quarter as compared to the prior year quarter due to continued semiconductor chip availability issues, primarily for aftermarket keys. The increases in availability of semiconductor chips were allocated toward the production of components for production vehicles ahead of aftermarket products and therefore, sales to aftermarket customers continued to be negatively impacted in the current year quarter due to these issues.

Gross Profit margins declined to 6.5% in the current year quarter compared to 13.2% in the prior year quarter primarily due to higher costs of raw materials, purchased materials and shipping as well as increased costs in our Mexican operations related to the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2022.

Engineering, Selling and Administrative expenses increased $780,000 in the current year quarter compared with prior year quarter primarily due to increased salary and recruiting costs in the current year quarter and lower costs in the prior year quarter due to a customer reimbursement of engineering and design costs incurred on a new program.

Included in Other Income (Expense), Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	January 1, 2023	December 26, 2021

Equity Earnings of VAST LLC Joint Venture	$588	$615
Net Foreign Currency Transaction (Loss)	(195)	(26)
Other	247	(74)
	$640	$515

The equity earnings of VAST LLC in the current year quarter compared to the prior year quarter were slightly lower primarily due to higher engineering spending in China associated with future programs.

Frank Krejci President and CEO commented: “This proved to be a difficult quarter with continued inflationary pressures on both purchased parts from suppliers and the sourcing of raw materials like zinc, steel and resins.  Zinc and resin prices remain stubbornly high.  The recent relief in steel prices will provide a benefit once we have worked through prior purchase commitments.
Raising our product prices to offset the cost increases has been challenging due to long term contracts with our customers.  Nevertheless, our Team continues to focus on securing price increases, implementing efficiency improvements, launching significant new business won over the last two years and pursuing new business with a heightened focus on Electric Vehicle opportunities.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from semiconductor chip supply shortages and the coronavirus (COVID-19) pandemic and costs of operations (including fluctuations in the cost, and factors impacting the availability, of necessary raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	January 1, 2023	December 26, 2021	January 1, 2023	December 26, 2021

Net Sales	$113,184	$112,908	$233,544	$213,249

Cost of Goods Sold	105,797	97,975	213,661	185,767

Gross Profit	7,387	14,933	19,883	27,482

Engineering, Selling & Administrative Expenses	12,081	11,301	24,781	23,422

(Loss) Income from Operations	(4,694)	3,632	(4,898)	4,060

Interest Expense	(196)	(57)	(325)	(105)

Other Income (Expense), net	640	515	874	390

(Loss) Income Before Provision for Income Taxes and Non-Controlling Interest	(4,250)	4,090	(4,349)	4,345

(Benefit) Provision for Income Taxes	(1,735)	253	(1,771)	289

Net (Loss) Income	(2,515)	3,837	(2,578)	4,056

Net (Loss) Income Attributable to Non-Controlling Interest	(676)	446	(864)	567

Net (Loss) Income Attributable to STRATTEC SECURITY CORPORATION	$(1,839)	$3,391	$(1,714)	$3,489

(Loss) Earnings Per Share:
Basic	$(0.47)	$0.88	$(0.44)	$0.91
Diluted	$(0.47)	$0.87	$(0.44)	$0.89

Average Basic Shares Outstanding	3,927	3,866	3,913	3,848

Average Diluted Shares Outstanding	3,927	3,908	3,913	3,901

Other
Capital Expenditures	$4,759	$2,573	$9,477	$5,362
Depreciation	$4,301	$4,911	$8,798	$9,968

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)
(Unaudited)

	January 1, 2023	July 3, 2022

ASSETS
Current Assets:
Cash and Cash Equivalents	$13,578	$8,774
Receivables, net	73,205	75,827
Inventories, net	67,851	80,482
Other Current Assets	34,646	23,149
Total Current Assets	189,280	188,232
Investment in Joint Ventures	26,301	26,654
Other Long-term Assets	12,413	12,519
Property, Plant and Equipment, net	92,777	91,729
	$320,771	$319,134

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$37,292	$43,950
Other	42,244	37,579
Total Current Liabilities	79,536	81,529
Accrued Pension and Postretirement Obligations	2,671	2,588
Borrowings Under Credit Facility	17,000	11,000
Other Long-term Liabilities	3,888	4,070
Shareholders' Equity	341,850	342,568
Accumulated Other Comprehensive Loss	(19,226)	(18,588)
Less: Treasury Stock	(135,556)	(135,580)
Total STRATTEC SECURITY
CORPORATION Shareholders' Equity	187,068	188,400
Non-Controlling Interest	30,608	31,547
Total Shareholders' Equity	217,676	219,947
	$320,771	$319,134

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	January 1, 2023	December 26, 2021	January 1, 2023	December 26, 2021

Cash Flows from Operating Activities:
Net (Loss) Income	$(2,515)	$3,837	$(2,578)	$4,056
Adjustments to Reconcile Net (Loss) Income to
Cash Provided by Operating Activities:
Depreciation	4,301	4,911	8,798	9,968
Equity Earnings in Joint Ventures	(588)	(615)	(1,115)	(364)
Foreign Currency Transaction (Gain) Loss	514	(104)	585	(243)
Unrealized Loss (Gain) on Peso Forward Contracts	(12)	126	23	224
Stock Based Compensation Expense	263	238	874	634
Change in Operating Assets/Liabilities	1,943	1,066	1,898	(14,590)
Other, net	128	206	250	333

Net Cash Provided by Operating Activities	4,034	9,665	8,735	18
Cash Flows from Investing Activities:
Investment in Joint Ventures	(104)	-	(104)	-
Additions to Property, Plant & Equipment	(4,759)	(2,573)	(9,477)	(5,362)
Proceeds on Sales of Property, Plant & Equipment	4	-	4	-

Net Cash Used in Investing Activities	(4,859)	(2,573)	(9,577)	(5,362)
Cash Flows from Financing Activities:
Borrowings on Line of Credit Facility	4,000	1,000	9,000	8,000
Payments on Line of Credit Facility	-	(1,000)	(3,000)	(3,000)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(600)	(600)
Exercise of Stock Options and Employee Stock Purchases	20	20	146	639

Net Cash Provided by Financing Activities	4,020	20	5,546	5,039
Effect of Foreign Currency Fluctuations on Cash	53	(65)	100	(89)
Net Increase (Decrease) in Cash & Cash Equivalents	3,248	7,047	4,804	(394)
Cash & Cash Equivalents:
Beginning of Period	10,330	7,024	8,774	14,465
End of Period	$13,578	$14,071	$13,578	$14,071